Exhibit 10.1

November 22, 2017

Ms. Anna Fieler
2036 Sterling Ave.
Menlo Park, CA 94025

Dear Anna:

This letter sets forth the terms and conditions of your election to serve as a director (“Director”) on the board of directors (the “Board”) of Shake Shack Inc. (the “Company”) and to serve as a member of the Compensation Committee of the Board (“Committee”), effective as of December 8, 2017.
As a Director, you are expected to attend at least four (4) Board meetings and Committee meetings annually and shall have such other duties and responsibilities as are customarily associated with this position. You shall continue to serve on the Board until such time as either you or the Company (or its successor) terminates your service or you are not re-elected to the Board.
As consideration for your anticipated service on the Board and the Committee, you will be entitled to receive cash and equity compensation consistent with the Company’s Non-Employee Director Compensation Policy (the “Compensation Policy”). As such, for the current annual Director service cycle, from June 12, 2017 through next year’s annual meeting of stockholders, anticipated mid-June 2018, (A) you shall receive cash equal to $18,750, payable in two (2) equal installments of $9,375, within 3 business days following each of the December 8, 2017 and March 22, 2018 quarterly meetings of the Board, and (B) you shall be granted, within one (1) business day following the December 8, 2017 meeting of the Board, restricted stock units for such number of shares of the Company’s Class A common stock as may be determined based on an aggregate grant date fair value of $18,750, as calculated on or as close in time as practicable to the grant date. You agree that you shall comply with the Company’s Compensation Policy.
You will also be entitled to coverage under a directors’ and officers’ liability insurance policy maintained by the Company.
During your tenure as a Director, you shall at all times and for all purposes be acting as an independent contractor and not as an employee of the Company. Accordingly, you shall not be eligible to participate in employee benefit plans provided by the Company to its employees and the Company shall not, on your account, (i) pay any unemployment tax or other taxes required under the law to be paid with respect to employees or (ii) withhold any monies from any compensation paid to you for income or employment tax purposes. Director compensation is established by the Board and so, notwithstanding this letter, it may be revised at any time and from time to time.
Please confirm that the foregoing reflects your understanding by delivering to us a signed version of this letter at your earliest convenience. We are glad to have you aboard and look forward to working together. Please feel free to contact me should you wish to discuss any aspect of your service on the Board.
Sincerely,

/s/ Daniel H. Meyer
Daniel H. Meyer, Chairman

Accepted & Agreed:

/s/ Anna Fieler
Anna Fieler

Date: November 22, 2017